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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings


                                OHM CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS

                     (In Thousands, Except Per Share Data)


                                                                            Years Ended December 31,
                                                                            ------------------------
                                                                    1995              1994             1993
                                                                    ----              ----             ----
PRIMARY:
         Average Shares Outstanding                                22,283            15,582           12,261
         Net effect of dilutive stock options and warrants--
                 based on the treasury stock method                   242                 -              245
                                                                ---------          --------          -------
                          Total                                    22,525            15,582           12,506
                                                                =========          ========          =======

         Net Income (loss)                                      $   6,807           ($7,616)         $ 4,407
                                                                =========          ========          =======

         Per Share Amount                                       $    0.30           ($ 0.49)         $  0.35
                                                                =========          ========          =======


FULLY DILUTED:
         Average Shares Outstanding                                22,283            15,582           12,261
         Net effect of dilutive stock options and warrants--
                 based on the treasury stock method                   242  (2)           -  (1)          426 (2)
                                                                 --------          --------          -------
                          Total                                    22,525            15,582           12,687
                                                                 ========          ========          =======

         Net Income (loss)                                      $   6,807           ($7,616)         $ 4,407
                                                                =========          ========          =======

         Per Share Amount                                       $    0.30           ($ 0.49)         $  0.35
                                                                =========          ========          =======



(1) Fully dilutive effect of stock options and warrants on per share amounts for the year ended December 31, 1994 were antidilutive. Accordingly, fully diluted per share amounts were not presented in the Company's consolidated statements of operations.

(2) Fully dilutive effect of stock options and warrants on per share amounts for the years ended December 31, 1993 and 1995 have not been presented in the statement of operations since any reduction of less than 3% in the aggregate need not be considered as dilution.